Exhibit 99.5

Execution Copy

TRIDENT BRANDS INCORPORATED

CO-SALE AGREEMENT

EFFECTIVE AS OF January 29, 2015

CO-SALE AGREEMENT

CO-SALE AGREEMENT, dated as of February     , 2015 (this “Agreement”), by and between the shareholder of Trident Brands Incorporated, a corporation formed and subsisting under the laws of Nevada (the “Company”) set forth on Annex I attached hereto (together with any Affiliate (excluding the Company) who hereafter acquires any Shares (as defined below), the “Existing Shareholder”) and LPF (MCTECH) Investment Corp. (together with any permitted successor, assign or transferee of such investor’s Shares(the “Investor”). As used herein, “Shareholders” shall mean the Investor, the Existing Shareholder and any other person who agrees in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement as a Shareholder hereunder.

R E C I T A L S

WHEREAS, the authorized capital of the Company consists of 300,000,000 shares of common stock, of which 28,000,000 are issued and outstanding as of October 13, 2014;

WHEREAS, the Investor has agreed to purchase a convertible note in the principal amount of $2.3M;

WHEREAS, the Existing Shareholder owns, on the date hereof and immediately following completion of the transactions contemplated in the preceding recital, that number of Shares set forth opposite such Shareholder’s name on Annex I attached hereto; and

WHEREAS, the Shareholders hereby set forth their agreement with respect to the Shares owned by the Shareholders, including any Shares acquired after the date hereof by any Shareholder or any Affiliate , which Shares shall be subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Co-Sale Agreement is hereby entered into and each party hereto, intending to be legally bound, hereby agrees as follows:

Section 1. Definitions.

In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of more than 50% of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of more than 50% of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Articles” shall mean the Articles of Incorporation of the Company, as amended and in effect from time to time.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“By-laws” shall mean the by-laws of the Company as in effect.

“Group” shall mean:

(i) in the case of any Shareholder who is an individual, (A) such Shareholder, (B) the spouse, lineal descendants, adopted children, parents and grandparents of such Shareholder, (C) any trust for the benefit of any of the foregoing and (D) any Affiliate of such Shareholder;

(ii) in the case of any Shareholder which is a partnership, (A) such partnership and any of its general partners, (B) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged, (C) any Affiliate of such partnership and (D) any Affiliate of such Shareholder; and

(iii) in the case of any Shareholder which is a corporation, (A) such corporation, (B) any corporation or other business organization to which such corporation shall sell or transfer all or substantially all of its assets or with which it shall be merged and (C) any Affiliate of such corporation.

“Owns,” “Own” or “Owned” shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into or exchangeable for Shares and the exercise of all outstanding options, warrants and other rights to acquire Shares.

“Permitted Transferee” shall mean the recipient of a Transfer of Shares as a result of (A) any Transfer of Shares from a Shareholder to another member of such Shareholder’s Group; or (B) any Transfer by operation of law to an executor or administrator upon a Shareholder’s death or to a legal representative upon its dissolution.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any government or agency or political subdivision thereof.

“Proportionate Percentage” shall mean the pro rata percentage of the number of Shares to which a Section 3 Offer relates that the Co-Sale Offeree (as defined below) shall be entitled to Transfer to the Section 3 Offeror, which pro rata percentage, as to the Co-Sale Offeree, shall be the percentage figure which expresses the ratio, between the number of Shares owned by the Co-Sale Offeree and the aggregate number of Shares owned by the Co-Sale Offeree and the Section 3 Offeree, at the date of determination.

“Selling Group” shall mean a Shareholder and any member of the Group of such Shareholder proposing to Transfer its Shares.

“Shares” shall mean (a) the presently issued and outstanding common stock and any options or warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding common stock for which they are exercisable), (b) any additional shares in the capital of the Company hereafter issued and outstanding and (c) any shares of in the capital of the Company into which such shares may be converted or for which they may be exchanged or exercised.

“Transfer”, as to any Shares, shall mean to sell, or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of, such Shares, either voluntarily or involuntarily and with or without consideration.

Section 2. Agreement; Limitations on Transfers of Shares by the Shareholders.

(a) Each Shareholder shall vote or cause to be voted the Shares beneficially owned by it in such a way as to fully implement the terms and conditions of this Agreement.

(b) Each Shareholder agrees to vote or cause to be voted the Shares owned by it as necessary so as to cause the Articles or By-Laws, or both, as the case may be, to be amended to resolve any such conflict in favour of the provisions of this Agreement.

(c) Reserved.

(d) Reserved.

(e) The Existing Shareholders shall not, at any time during the term of this Agreement, Transfer any Shares (including any Shares acquired by the Shareholders after the date hereof) without first complying with the applicable provisions of Section 3; provided that a Shareholder may Transfer Shares without complying with Section 3 (a “Permitted Transfer”) as follows: (i) to a Permitted Transferee, without limitation, if such Permitted Transferee shall agree in writing with the parties to this Agreement to be bound by and to comply with all applicable provisions of this Agreement as a Shareholder pursuant to a Shareholder’s Acknowledgement; (ii) Shares representing in the aggregate less than ten (10%) percent of the issued and outstanding Shares (determined on a fully diluted basis); (iii) to third parties, without limitation, as consideration for (a) services rendered or to be rendered to the Company or (b) such third party entering into a strategic relationship or transaction for the benefit of the Company; or (iv) in public “faceless” transactions, without limitation, in the OTC market (or such other quotation medium or exchange on which the Shares are then quoted or traded).

(f) Any proposed Transfer of Shares not made in compliance with the requirements of this Agreement shall be null and void ab initio. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the recession of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement), without having to prove actual damages or that monetary damages would be inadequate.

Section 3. Right of Co-Sale.

(a) Except as otherwise provided in Section 2, in the event that any Existing Shareholder (hereinafter, the “Section 3 Offeree”) receives a bona fide arm’s length offer (the “Section 3 Offer”) from a third party (the “Section 3 Offeror”) to purchase from such Section 3 Offeree Shares representing any of the Shares held by such Section 3 Offeree, such Section 3 Offeree (together with its Selling Group, as applicable) shall promptly forward a notice (the “Section 3 Notice”) complying with Section 3(b) to the Investor (herein referred to the “Co-Sale Offeree”). The Section 3 Offeree shall not Transfer any Shares to the Section 3 Offeror unless the terms of the Section 3 Offer are extended to the Co-Sale Offeree with respect to its Proportionate Percentage of the aggregate number of Shares to which the Section 3 Offer relates, whereupon the Co-Sale Offeree shall be entitled to Transfer to the Section 3 Offeror pursuant to the Section 3 Offer its Proportionate Percentage of the aggregate number of Shares to which the Section 3 Offer relates.

(b) The Section 3 Notice shall set forth (i) the number of Shares to which the Section 3 Offer relates and the name of the Section 3 Offeree, (ii) the name and address of the Section 3 Offeror, (iii) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Section 3 Offeree as may be reasonably necessary for the Co-Sale Offeree to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment offered by the Section 3 Offeror and (iv) that the Section 3 Offeror has been informed of the co-sale rights provided for in this Section 3 and whether the Section 3 Offeror has agreed to purchase Shares in accordance with the terms of this Section 3. Within ten (10) days of the date of delivery of such Section 3 Notice, the Co-Sale Offeree shall notify the Section 3 Offeree if it elects to participate in such Section 3 Offer.

(c) If any Existing Shareholder purports to sell any Shares in contravention of this Section 3 (a “Prohibited Transfer”), the Co-Sale Offeree may, in addition to such remedies as may be available by law, in equity or hereunder, require such Existing Shareholder to purchase from the Co-Sale Offeree the type and number of Shares that the Co-Sale Offeree would have been entitled to sell to the Section 3 Offeror had the Prohibited Transfer been effected pursuant to and in compliance with the terms of this Section 3. The sale will be made on the same terms and subject to the same conditions as would have applied had the Shareholder not made the Prohibited Transfer, except that the sale (including without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Co-Sale Offeree learns of the Prohibited Transfer, as opposed to the timeframe provided for herein. Such Existing

Shareholder shall also reimburse the Co-Sale Offeree for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Co-Sale Offeree’s rights under this Section 3.

Section 4. Shareholder Records.

At the request of the Investor, the Existing Shareholder shall provide the Investor with the shareholder list of the Company prepared by the Company’s registered transfer agent, showing the shares held of record by the stockholders of the Company.

Section 5. Duration of Agreement; Compliance.

The rights and obligations of each Existing Shareholder under this Agreement shall terminate as to such Shareholder upon the earlier to occur of the following: (i) Transfer in accordance with the terms of this Agreement of all Shares owned by such Shareholder and (ii) the Investor beneficially owning less than 2,691,176 Shares.

Section 6. Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 7. Governing Law.

Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 8. Jurisdiction; Court Proceedings; Service of Process; Waiver of Jury Trial.

(a) Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal court located in the State of New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any federal court located in the State of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Reserved.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE OR OBJECTION TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9. Successors and Assigns.

This Agreement shall bind and enure to the benefit of the parties hereto and their respective permitted successors and assigns, transferees, legal representatives and heirs.

Section 10. Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by facsimile or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties:

If to any Shareholder, to its address shown on Annex I attached hereto.

Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile (with confirmation of receipt), on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the fifth Business Day after the date of such mailing.

Section 11. Modification.

This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of (i) the Investors holding a majority of the Shares owned by the Existing Shareholders and (ii) the Investor.

Section 12. Headings.

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 13. Nouns and Pronouns.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

Section 14. Entire Agreement.

This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

Section 15. Injunctive Relief.

The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Agreement. Therefore, the parties hereto shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the parties hereto hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

Section 16. Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile or electronically if signed and delivered in PDF, TIP or JPG format), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Co-Sale Agreement as of the date first above written.

EXISTING SHAREHOLDER

/s/ Anthony Pallante
Name:	Anthony Pallante, individually

INVESTOR:

LPF (MCTECH) INVESTMENT CORP.

By:	/s/ Joseph Mancinelli
	Name:	Joseph Mancinelli
	Title:	President

By:	/s/ Carmen Principato
	Name:	Carmen Principato
	Title:	Director

ANNEX I

Existing Shareholders:

Shareholder and Address	Number of Common Stock	Percentage of Shareholding

Anthony Pallante 1591 Jalna Ave Mississauga ON Canada L5J 1S8	1,252,520	4.5%

ANNEX II

Shareholder’s Acknowledgement

I acknowledge that by signing this instrument:

(a)	I have agreed to become a party to and bound by the Co-Sale Agreement of Trident Brands Incorporated between LPF (MCTECH) Investment Corp. and the Existing Shareholders (as defined therein) (the “Agreement”) in the same manner as an Existing Shareholder;

(b)	pursuant to the terms of the Agreement, I may be afforded different rights than that of other Shareholders;

(c)	the Agreement has substantive effects on my rights as a shareholder and limits or alters certain rights that would otherwise be available to me at law and imposes important legal obligations on me that I may find objectionable or contrary to my interest at a future time; and

(d)	none of the legal counsel or other advisors to any of the Company or the current Shareholders of the Company has acted in my behalf in the completion of this transaction or the negotiation of the terms of this Agreement;

(e)	I have been afforded a sufficient opportunity to review this Agreement with my own legal counsel, tax and financial advisors and have either:

(i)	consulted with my own legal counsel, tax and financial advisors regarding the implications of this Agreement for me, or

(ii)	have declined to consult with my own legal counsel, tax and financial advisors on the basis that I have read this Agreement and that:

A.	I am sufficiently familiar with legal documentation and financial matters to understand all of the provisions of this Agreement; and

B.	I have not relied on the information provided by any other person to reach this understanding.

Name: